Exhibit 99.2

NON-GAAP FINANCIAL MEASURES
In evaluating the operating performance of NCR Atleos, LLC (“NCR Atleos,” “we” or “our”), we supplement the reporting of our financial information determined under generally accepted accounting principles in the United States (“GAAP”) with certain non-GAAP financial measures including adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”), as further described below. This non-GAAP financial measure is an indicator of our strength and performance of the Company’s ongoing business operations, including funding discretionary spending such as capital expenditures, strategic acquisitions, and other investments. This information is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that this non-GAAP measure provides meaningful information to assist investors, shareholders, and other readers of our historical combined financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. This non-GAAP financial measure is not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.
NCR Atleos determines Adjusted EBITDA based on GAAP net income (loss) attributable to NCR Atleos plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus acquisition-related costs; plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits; plus separation-related costs; plus transformation and restructuring costs (which includes integration, severance and other exit and disposal costs); plus stock-based compensation expense; plus other (expense) income items. These adjustments are considered non-operational or non-recurring in nature and are excluded from the Adjusted EBITDA metric utilized by our chief operating decision maker in evaluating segment performance and are separately delineated to reconcile back to total reported net income (loss) attributable to NCR Atleos. This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by NCR Atleos management to make decisions regarding the segments and to assess our financial performance. Refer to the table below for the reconciliations of net income (loss) attributable to NCR Atleos (GAAP) to Adjusted EBITDA (non-GAAP).
Special Item Related to Russia The war in Eastern Europe and related sanctions imposed on Russia and related actors by the United States and other jurisdictions required us to commence the orderly wind down of our operations in Russia beginning in the first quarter of 2022. As of June 30, 2023, we have ceased operations in Russia and are in the process of dissolving our only subsidiary in Russia. As a result, our non-GAAP presentation of the measure described above excludes the immaterial impact of our operating results in Russia, as well as the impact of impairments taken to write down the carrying value of assets and liabilities, severance charges, and the assessment of collectability on revenue recognition. We consider this to be a non-recurring special item and management has reviewed the results of its business segments excluding these impacts.
NCR Atleos's definitions and calculations of these non-GAAP measures may differ from similarly titled measures reported by other companies and cannot, therefore, be compared with similarly titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

ADJUSTED EBITDA

	Pro Forma		Historical
	Six months ended June 30	Year ended December 31	Six months ended June 30		Year ended December 31
In millions	2023	2022	2023	2022	2022	2021	2020
Net (loss) income attributable to NCR Atleos (GAAP)	$(31)	$(318)	$89	$37	$108	$186	$191
Related party interest expense, net	—	—	9	17	31	49	6
Interest expense	140	280	—	—	—	—	—
Income tax expense	33	282	48	18	50	64	48
Depreciation and amortization expense	83	185	70	73	159	104	29
Acquisition-related amortization of intangibles	50	100	50	51	100	55	4
Stock-based compensation expense	41	66	33	37	66	82	48
Separation costs (1)	40	10	40	—	—	—	—
Acquisition-related costs (2)	—	8	—	8	8	95	(6)
Transformation and restructuring (3)	5	63	5	38	63	25	89
Pension mark-to-market adjustments	—	51	—	—	78	(70)	(3)
Russia operations (4)	—	22	—	22	22	(4)	(13)
Adjusted EBITDA (non-GAAP)	$361	$749	$344	$301	$685	$586	$393

(1)	Represents professional fees specific to separation preparation including separation management, organizational design, and legal fees.
(2)	Represents professional fees, retention bonuses, and other costs incurred related to acquisitions, which are considered non-operational in nature.
(3)	Represents integration, severance, and other exit and disposal costs, which are considered non-operational in nature.
(4)	Represents the immaterial impact of our operating results in Russia, as well as the impact of impairments taken to write down the carrying value of assets and liabilities, severance charges, and the assessment of collectability on revenue recognition, which is considered to be a non-recurring special item.